CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Houston American Energy Corp of our report dated March 15, 2018 relating to the reserves and future revenue which appears in the Annual Report on Form 10-K of Houston American Energy Corp for the year ended December 31, 2017. We also consent to reference to our firm as it appears under the caption “Experts” in said registration statement.

/s/ Don E. Charbula
Don E. Charbula, P.E.
Vice President

Lonquist & Co., LLC
Austin, Texas
December 10, 2018